                                  EXHIBIT "E"

                             CAPITAL IMPROVEMENTS


BKC and BUYER acknowledge that the capital improvements (the "Capital Improvements") are to be made according to this schedule.

BUYER shall, within thirty six (36) months from the date of the Closing, make Capital Improvements to the Restaurants in an amount totaling no less than Two Million Two Hundred and Fifty Thousand Dollars ($2,250,000.00) but shall not be required to spend any more than Seven Hundred and Fifty Thousand Dollars ($750,000.00) during each of the first two twelve (12) month periods following the Closing.

All Capital Improvements are to be completed within three (3) years from the Closing Date. BKC agrees to review all plans submitted to it by BUYER for said Capital Improvements within Twenty (20) days of submission. In the event that BKC does not approve or disapprove changes reasonably necessary within said Twenty (20) day period, BUYER shall have its time frames increased by One (1) extra day for each day in which BKC delays its response.